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                                                                    Exhibit 11.1

                              VLSI TECHNOLOGY, INC.

                  CALCULATION OF EARNINGS PER SHARE - unaudited
                        (thousands except per share data)

                                                                                              Three  Months  Ended
                                                                                              --------------------
                                                                                          March 31,            April 1,
Primary earnings per share                                                                  1995                 1994
- --------------------------                                                                  ----                 ----
Net income                                                                                $10,250               $ 5,361
                                                                                          =======               =======

Average number of common and common
  equivalent shares:
     Average common shares outstanding                                                     36,744                35,272
     Dilutive options                                                                       1,701                 1,530
                                                                                          -------               -------
Average number of common and
  common equivalent shares                                                                 38,445                36,802
                                                                                          =======               =======

Earnings per common and common
  equivalent share                                                                        $   .27               $   .15
                                                                                          =======               =======
Fully diluted earnings per share
- --------------------------------
Net income                                                                                $10,250               $ 5,361
Add interest expense on convertible
  subordinated debentures, net of tax
  effect                                                                                      704                   755
                                                                                          -------               -------
Adjusted net income                                                                       $10,954               $ 6,116
                                                                                          =======               =======
Average number of common and common
  equivalent shares on a fully diluted
  basis:
     Average common shares outstanding                                                     36,744                35,272
     Dilutive options                                                                       2,440                 1,895
     Conversion of convertible debentures                                                   2,614                 2,614
                                                                                          -------               -------
Average number of common and
  common equivalent shares on a fully
  diluted basis                                                                            41,798                39,781
                                                                                          =======               =======
Fully diluted earnings per common
  and common equivalent share                                                             $   .26               $   .15
                                                                                          =======               =======
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